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CONFIDENTIAL TREATMENT                                             EXHIBIT 10.14

                                 LEUKOSITE, INC.
                         CHRISTOPHER K. MIRABELLI, PH.D.
                              Chairman of the Board
                             Chief Executive Officer



October 7, 1996

Wendell Wierenga, Ph.D.
Senior Vice President, Research
Pharmaceutical Research Division
Warmer-Lambert/Parke-Davis
2800 Plymouth Rd.
Ann Arbor, MI  48106-1047

Dear Wendell:

         As per our mutual interest in expanding our ongoing collaborative relationship, below is a description and set of terms and conditions for a one year collaborative agreement.

Scientific Plan

- LeukoSite will establish assays in format for high throughput screening of CCR5, an if and as reagents become available, CXCR4, and transfer these assays to Parke-Davis.

- Parke-Davis will screen the Parke-Davis compound collection for antagonists.

- LeukoSite will make monoclonal antibodies to CCR5 and evaluate inflammation involvement of CCR5.

- Parke-Davis and LeukoSite will collaborate, possibly with academic labs, on devising secondary assays on binding and signaling of CCR5 and CXCR4, including viral attachment mediated by these chemokine receptors.

- Parke-Davis will evaluate the antiviral activity of compounds discovered in the CCR5 and/or CXCR4 screens.
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Terms

- The collaboration will terminate after one year from the signing of this agreement letter, unless extended by mutual agreement.

- During the one year term LeukoSite and Parke-Davis will work together on a semiexclusive basis with regard to the screening and characterization of compounds from the Parke-Davis and LeukoSite compound libraries.

     LeukoSite will not enter into any other similar collaboration with a commercial partner during the period except, LeukoSite will retain the right to enter into an agreement with a third party with regard to screening and discovery of small molecule antagonists for development and commercialization in Japan.

Commercial Terms

- Parke-Davis will pay LeukoSite a milestone of * if a compound is discovered with antiviral activity with a 0.1 micromolar IC50 in a cellular assay mutually agreed upon to demonstrate selective inhibition by a CCR5 (or CXCR4) mechanism. Alternatively, if this is reached and Parke-Davis decides not to pursue the project further and elects not to pay this milestone, the collaboration will terminate and LeukoSite will have exclusive rights to use the results of the collaboration. Terms and conditions for such rights to compounds found from the Parke-Davis Library will be negotiated.

- At the end of the one year, if there is mutual interest in continuing the collaboration, Parke-Davis and LeukoSite will negotiate a research collaboration agreement that includes milestone and royalty terms, similar in format but, no greater in amount than in the MCP-1 agreement between the companies. Parke-Davis will also agree to support research in the collaborative area at LeukoSite, at an amount to be agreed upon at that time.

- If the collaboration terminates without LeukoSite and Parke-Davis reaching an agreement on proceeding with the collaboration, both companies will be free to continue independently with all of the results from the collaboration. LeukoSite will have the right to find another partner to work on the project, with no further obligations to Parke-Davis. Parke-Davis will be obligated to pay LeukoSite the * milestone payment if it proceeds with the project, independent from LeukoSite. If either party commercializes a compound derived from a

*Confidential treatment requested: material has been omitted and filed separately with the Commission.

                                      -2-
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     lead identified during the one-year collaborative period (alone or with another partner) it will agree to pay the other a royalty or portion of revenues received on the sale of the product. The royalty or portion of revenues to be paid will be agreed to upon termination of the one year agreement.

- LeukoSite will not form a partnership with another party (on compounds discovered from the Parke-Davis library) on more favorable terms than offered to Parke-Davis.

- The Parke-Davis isothiazolone, disulfide, and monosulfide compounds may be used as tools in the collaboration, but will be excluded from commercial terms of the agreement unless new compounds in this series are synthesized in the collaboration.

     LeukoSite's monoclonal antibodies may be used as tools in the collaboration but will be excluded from commercial terms of the agreement.

Japan

- In the one year collaboration term, LeukoSite will retain Japanese rights for all results of the CCR5 and CXCR4 collaboration. During that time, LeukoSite will explore possibilities to bring a Japanese company into a three-way collaboration on this project. If there is no Japanese partner at the end of the one year collaboration, LeukoSite and Parke-Davis will include in negotiations the issue of whether Japanese rights are to be included in the Parke-Davis license or whether LeukoSite would retain these rights for license to a third party. In the event LeukoSite retains all commercial rights in Japan it will agree to pay W-L a royalty on or portion of revenues received on the sale by LeukoSite or its licensees of products derived from a compound found from the Parke-Davis library or where Parke-Davis chemistry effort is involved in lead optimization.

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For and on behalf of
LeukoSite,

Signed:  [signature appears here]

Name (printed):  Christopher K. Mirabelli

Position:  CEO and Chairman, Board of Directors

Accepted, acknowledged and agreed for and on behalf of Warner-Lambert/Parke-Davis

Signed:  [signature appears here]

Name (printed):

Position:

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